Exhibit 97

SHF Holdings, Inc.

Clawback Policy

1.	Purpose and Scope. The Board of Directors (the “Board”) of SHF Holdings, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this clawback policy (the “Policy”) which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and Nasdaq Listing Rule 5608 (the “Clawback Listing Standards”).

2.	Administration. This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

3.	Effective Date. This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive-Based Compensation that is approved, awarded, or granted to Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, or granted to Covered Executives prior to the Effective Date.

4.	Covered Executives. This Policy applies to all of the Company’s current and former executive officers, as determined by the Board in accordance with the definition in Section 10D of the Exchange Act and the Clawback Listing Standards, and such other employees who may from time to time be deemed subject to this Policy by the Board (each, a “Covered Executive”).

5.	Incentive-Based Compensation. For purposes of this Policy, the term “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. “Financial reporting measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the issuer’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return. For the avoidance of doubt, Incentive-Based Compensation does not include annual salary, compensation awarded based on completion of a specified period of service, or compensation awarded based on subjective standards, strategic measures, or operational measures.

6.	Recovery; Accounting Restatement. In the event the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Company shall, as promptly as it reasonably can, recover any Incentive-Based Compensation received by a Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such Restatement (the “Restatement Date”), so long as the Incentive-Based Compensation received by such Covered Executive is in excess of what would have been awarded or vested after giving effect to the Restatement. The Restatement Date shall be the earlier of (i) the date the Company’s board of directors, a board committee, or officer(s) are authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer with any financial reporting requirement under the securities laws as described in Rule 10D-1(b)(1) under the Exchange Act or (ii) the date a court, regulator, or other legally authorized body directs the issuer to prepare an accounting restatement. The amount to be recovered will be the excess of the Incentive-Based Compensation paid to the Covered Executive based on the erroneous data in the original financial statements over the Incentive-Based Compensation that would have been paid to the Covered Executive had it been based on the restated results, without respect to any taxes paid.

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Subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment, do not affect the Company’s rights to recover Incentive-Based Compensation pursuant to this Policy. For purposes of this Policy, Incentive-Based Compensation shall be deemed to have been received during the fiscal period in which the financial reporting measure specified in the award is attained, even if such Incentive-Based Compensation is paid or granted after the end of such fiscal period.

No recovery shall be required in the case of a Board determination that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered.

Such determination shall be made after a reasonable and documented attempt to recover the Incentive-Based Compensation, which documentation shall be provided to the national securities exchange on which the Company’s securities are then listed.

The Board shall determine, in its sole discretion, the method of recovering any Incentive-Based Compensation pursuant to this Policy.

7.	No Indemnification. The Company shall not indemnify any current or former Covered Executive against the loss of erroneously awarded compensation, and shall not pay, or reimburse any Covered Executives for premiums, for any insurance policy to fund such executive’s potential recovery obligations.

8.	Notice. Before the Board determines to seek recovery pursuant to this Policy, it shall provide the Covered Executive with written notice and the opportunity to be heard at a meeting of the Board (either in person or via telephone).

9.	Interpretation. The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and any national securities exchange on which the Company’s securities are then listed.

10.	Amendment; Termination. The Board may amend this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary to reflect the regulations adopted by the SEC and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are then listed. The Board may terminate this Policy at any time.

11.	Other Recoupment Rights. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

12.	Relationship to Other Plans and Agreements. The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. In the event of any inconsistency between the terms of the Policy and the terms of any employment agreement, equity award agreement, or similar agreement under which Incentive Compensation has been granted, awarded, earned or paid to a Covered Executive, whether or not deferred, the terms of the Policy shall govern.

13.	Attestation and Acknowledgement. Each Covered Executive shall sign an attestation and acknowledgment form in the form attached hereto as Exhibit A in which they acknowledge that they have read and understand the terms of the Policy and are bound by the Policy.

14.	Impracticability. The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed.

15.	Successors. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

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EXHIBIT A

ATTESTATION AND ACKNOWLEDGEMENT

OF
THE CLAWBACK POLICY
OF
SHF HOLDINGS, INC.

By signing below, I, the undersigned, acknowledge and agree as follows:

●	I have received and reviewed a copy of the SHF Holdings, Inc. Clawback Policy (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Clawback Policy”);

●	I am bound by, subject to, and shall comply with, all terms and conditions of the Clawback Policy, both during and after my period of employment or service with the Company and its affiliates;

●	In the event of any conflict between the Clawback Policy and the terms of any employment or other agreement to which I am a party, or any compensation or benefit plan, program or arrangement in which I participate, the terms of the Clawback Policy shall govern; and

●	If it is determined by the Board or the Compensation Committee that any amounts granted, awarded, paid or provided to me should be forfeited or reimbursed to the Company or its affiliates, I shall promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

●	I acknowledge that I am not entitled to indemnification in connection with the Company’s enforcement of the Clawback Policy.

●	I understand that any delay or failure by the Company to enforce any requirement contained in the Clawback Policy will not constitute a waiver of the Company’s right to do so in the future.

Any capitalized terms used in this Attestation and Acknowledgment that are not otherwise defined shall have the meaning ascribed to them in the Clawback Policy.

Signature:

Name:

Date:

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